Exhibit h.3

FORM OF SUBSCRIPTION AGENT AGREEMENT

March 23, 2006

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Hercules Technology Growth Capital, Inc. (the “Company”), hereby confirms its arrangements with you as follows:

1.	Rights Offering - The Company is offering rights (the “Rights Offering”) pursuant to which shareholders of record are entitled to subscribe for transferable rights (the “Rights”) in the Company’s regular, free trading and transferable common stock, par value $0.001 (Cusip #427096508) per share (the “Common Stock”). Such Rights are being distributed to all shareholders of record of Common Stock, 144A Common, Accredited Investors Common Stock (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on March 23, 2006 (the “Record Date”). The Rights and Common Stock are described in a prospectus, dated March 24, 2006 (the “Prospectus”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Prospectus.

As described in the Prospectus, the Company is issuing to Record Date Stockholders transferable rights to subscribe for up to 3,420,000 shares of the Company’s Common Stock. Each Record Date Stockholder is being issued one transferable right for each three shares of the Company’s Common Stock owned on the Record Date (1 for 3). No fractional shares of Rights will be issued, any fractions of shares resulting from the issuance of the Rights will be rounded up to the next full Rights share. The Rights entitle each holder (the “Rights Holder”), to acquire one share of the Company’s Common Stock for every right held, which is referred to as the basic subscription (the “Basic Subscription”). Except as set forth under Paragraphs 8 and 9 below, Rights may be exercised at any time during the subscription period (the “Subscription Period”), which commences on March 24, 2006, the Record Date, and ends at 5:00 p.m., New York City time, on April 13, 2006, the expiration date (the “Expiration Date”), unless extended by the Company.

The subscription price per share (the “Subscription Price”) will be 95% of the volume-weighted average of the sales prices of the Company’s shares of Common Stock on the Nasdaq National Market on the ten trading days ending on the Expiration Date. Because it is not possible to determine the Subscription Price until the Expiration Date, a Rights Holder will not know the Subscription Price at the time such Rights Holder exercises its Rights. As a result, the Company is requiring that a Rights Holder deliver the estimated Subscription Price of $10.95 per share in connection with the exercise of any Rights pursuant to the Basic Subscription.

In addition, a Record Date Stockholder that exercises in full such Record Date Stockholder’s Rights pursuant to the Basic Subscription will be eligible to subscribe (the “Over-Subscription Privilege”), at the estimated Subscription Price, for shares of Common Stock that were offered but not otherwise subscribed for pursuant to the Basic Subscription (the “Remaining Shares”), subject to availability and proration. For the reasons noted above, the Company is requiring that Record Date Stockholders deliver the estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege. The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

2.	Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	Notice of Guaranteed Delivery.

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Shares at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such Rights Holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of Rights Holders of Common Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.	Subscription Procedure -

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each share duly subscribed for (pursuant to the Basic Subscription Right and the Over-Subscription Privilege) and furnish a list of all such information to the Company.

(b) As soon as practicable after the Expiration Date you shall calculate the number of Rights to which each subscriber is entitled pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who subscribe to all the Rights that can be subscribed for under the Basic Subscription. Where there are sufficient Remaining Shares to satisfy all additional subscriptions by Rights Holders exercising their Rights under the Over-Subscription Privilege, each Rights Holders shall be allotted the number of Remaining Shares subscribed for. If the aggregate number of Rights subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Over-Subscription Privilege shall be subject to proration. No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights. Any fractional shares to which Rights Holders exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded up to the next whole share.

(c) Upon calculating the number of shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each Rights Holder, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d) Upon calculating the number of shares to which each Rights Holder is entitled pursuant to the Over-Subscription Privilege and assuming payment for the additional shares subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of shares is allotted to a Rights Holder under the Over-Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the Rights Holder without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Over-Subscription Privilege are mailed.

(e) Funds received by you pursuant to the Basic Subscription and the Over-Subscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding Rights Holders for additional shares subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.

5.	Subdivision. Sale or Transfer of Rights - Until 5:00 p.m., New York City time, on the third business day prior to the Expiration Date, you shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates.

6.

Defective Exercise of Rights Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed far lost stock certificates representing Common Shares you use in your capacity as Subscription Agent for the Company’s Common Shares.

7.	Late Delivery - If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the shares being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three NASDAQ National Market (“NNM”) trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three NNM trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8.	Delivery - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9.	Reports - You shall notify the Company by telephone on an before the close of business an each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NNM trading days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first NNM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth NNM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of Rights Holders who have fully or partially exercised their Rights, Rights Holders who have transferred their Rights and their transferees, and Rights Holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

10.	Future Instructions - With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company.

11.	Payment of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $22,500 plus your reasonable out-of-pocket expenses. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Rights Offering, plus any out-of-pocket expenses associated with such extension.

12.	Counsel - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

13.	Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

14.	Notices - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)	If to the Company, to:

Hercules Technology Growth Capital, Inc.

525 University Avenue, Suite 700

Palo Alto, California 94301

Attention: Manuel A. Henriquez

Telephone: (650) 289-3060

Telecopy: (650) 473-9194

(b)	If to you, to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, N.Y. 10038

Attention: George Karfunkel

Telephone: (718) 921-8200

Telecopy: (718) 236-4588

Yours truly,

By:

Name:

Title:

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY

By:

Name:

Title:

Fee Schedule

Flat fee of $22,500

Plus reasonable out-of-pocket expenses.

4